Exhibit 16.1

October 1, 2019

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We refer you to our letter of July 31, 2019 that addressed DelMar Pharmaceuticals, Inc.’s disclosures in Item 4.01 of Form 8-K dated July 31, 2019.

We have read Item 4.01 of Form 8-K dated October 1, 2019 and are in agreement with the statements contained in first, third, fourth, fifth and seventh paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP